EXHIBIT (b)(2)

AMENDMENT TO

BY-LAWS

OF

MULTI-SECTOR INCOME PORTFOLIO

October 22, 2014

Pursuant to ARTICLE IV, Section 4.2 of the BY-LAWS of Multi-Sector Income Portfolio (the “Trust”), upon the written consent of a majority of the Trustees of the Trust, the BY-LAWS of the Trust are amended to reflect the change of name of the Trust to Bond Portfolio II.

*******************

023_0569